EXHIBIT 10.4

EXPLORATION PERMIT 408, DATED JULY 2, 1997

STATE OF WESTERN AUSTRALIA

DEPARTMENT OF MINERALS AND ENERGY

Petroleum Act, 1967

EXPLORATION PERMIT FOR PETROLEUM NO. EP408

I, NORMAN MOORE, Minister for Mines, in the State of Western Australia in response to the acceptance of offer numbered 15/19-5 grant to

GEOPETRO COMPANY

of Suite 700, 1 Maritime Plaza, San Francisco, California, USA 94111;

SEVEN SEAS PETROLEUM AUSTRALIA INC.

of Suite 305, Reunion Centre Building, Nine East Fourth, Tulsa, Oaklahoma, USA 74103;

AMITY OIL NL

of Level 2. 18 Richardson Street, WEST PERTH WA 6005

an exploration permit for petroleum—

(a)           in respect of each of the blocks described in Schedule 1 that at the date of this permit is constituted by a graticular section, or by part of a graticular section, described hereunder and where, at any time during the term of this permit, a graticular section or a part of a graticular section, so described constitutes a block—in respect of each block so constituted; and

(b)           subject to the conditions set out in Schedule 2.

This permit has effect for a period of six (6) years from and including the date hereof

Dated at Perth this 2nd day of July 1997.

Made under the Petroleum Act, 1967 of the State of Western Australia.

MINISTER FOR MINES

INTERPRETATION

In this permit “the Act” means the Act under which this permit is granted and includes any Act with which that Act is incorporated and words used in this permit have the same respective meanings as in the Act.

SCHEDULE 1

DESCRIPTIONS

A.	BLOCKS	(The references hereunder are to the names of map sheets of the 1:1 000 000 series published by the Minister for Mines and to the numbers of graticular sections shown thereon)

ALBANY MAP SHEET

Block No.	Block No.	Block No.	Block No.
6314	6315	6316	6383
6384	6385	6386	6387
6388	6455	6456	6457
6458	6459	6460	6527
6528	6529	6530	6531
6532	6599	6600	6601
6602	6603

Assessed to contain 26 blocks

SCHEDULE 2

SUMMARY OF CONDITIONS

1.	(1)	Subject to sub-clause 2, during a year of the term of the permit set out in the first column of the following table, the permittee:

(a)

shall carry out in or in relation to the permit area, to a standard acceptable to the Minister for Mines, the work specified in the minimum work requirements set out opposite that year in the second column of the table;

(b)

may carry out in or in relation to the permit area, to a standard acceptable to the Minister for Mines, all or part of the work specified in the minimum work requirements of a subsequent year or years of that term set out opposite that year or those years in the second column of the table; and

(c)

may carry out in or in relation to the permit area, to a standard acceptable to the Minister for Mines, work in addition to the work specified in the minimum work requirements set out opposite that year and in the subsequent year or years, if any, of that term in the second column of the table.

(2)

The permittee shall not commence any works or petroleum exploration operations in the permit area except with, and in accordance with the approval in writing of the Minister for Mines or of a person authorised by the Minister for Mines to give that approval.

(3)

For the purposes of this clause, any work carried out in accordance with paragraph (l)(b) shall, if the Minister for Mines in his discretion by instrument in writing so approves, be treated as if it had been carried out in the subsequent year or years of the term of the permit specified by the Minister for Mines in that instrument.

STATE OF WESTERN AUSTRALIA

PETROLEUM ACT, 1967

SECTION 97

VARIATION No. 8/98-9

I, WILLIAM LEE TINAPPLE, Director Petroleum Operations Division in the Department of Minerals and Energy for the State of Western Australia, being the officer for the time being, holding certain powers and functions of the Minister by virtue of an instrument of delegation dated 4 June 1998 and published in the Government Gazette of Western Australia on 16 June 1998 HEREBY VARY pursuant to the provision of Section 97 of the Petroleum Act, 1967, Condition I of the Exploration Permit EP 408 as follows:

Year of Term Of Permit	Minimum Work Requirements	Estimated Expenditure in Constant Dollars (indicative only)
		$
First	One (1 Well)	1,800,000
Second	Data Review	50,000
Third	80km Seismic Survey	400,000

Dated this 12th day of November 1998.

MADE UNDER THE PETROLEUM ACT, 1967.

DIRECTOR PETROLEUM OPERATIONS DIVISION

Year of Term of Permit	Minimum Work Requirements	Estimated Expenditure in Constant Dollars (indicative only)
		$
First	Data Review	50,000
Second	80km Seismic Survey	400,000
Third	One (1 Well)	1,800,000
Fourth	Data Review	50,000
Fifth	One (1 Well)	1.800,000
Sixth	Data Review	50,000

(See Variation 8/98-9 above)

2.             The permittee shall not recover any petroleum from the permit area except as a result of production testing of a well.

3.             The permittee shall—

(a)           pay to the Minister for Mines, in respect of petroleum recovered by the permittee in the permit area, royalty at the rate that is for the time being the prescribed rate in respect of that petroleum;

(b)           in respect of each royalty period, furnish to the Minister for Mines, in such form as the Minister for Mines may from time to time require, full particulars of the quantity of petroleum recovered by the permittee and full particulars of matters relevant to ascertaining the value at the well-head of that petroleum; and

(c)           permit a person authorised in writing for the purpose, by the Minister for Mines, or an inspector, to test or examine any measuring device installed that has been, is being or is to be used by the permittee to measure the quantity of any petroleum recovered in the permit area.

4.             The permittee shall not construct any installation or install any equipment in the permit area except with and in accordance with the approval in writing of the Minister for Mines or a person authorised in writing by the Minister for Mines to give that approval.

5.             The permittee shall not abandon, suspend or complete any well except with and in accordance with the approval of the Minister for Mines or of a person authorised by the Minister for Mines to give that approval.

6.             The permittee shall at all times comply with

(a)           the provisions of the Act and of any regulations for the time being in force under the Act; and

(b)           all directions given to him under the Act or the regulations for the time being in force under the Act.

7.             In carrying out its operations in the permit area the permittee shall take adequate measures for the protection of the environment and shall comply with all Directions of the Minister for Mines in relation thereto.

ENDORSEMENTS

1.             In addition to any specific conditions that are endorsed on this instrument, the holder in exercising the rights granted herein must first ensure that all necessary consents and permissions have been obtained and applicable compensation has been agreed to or determined and that consultation has occurred where the lawful rights of other land users and occupiers are not interfered with to a greater extent than is necessary for the reasonable exercise of the rights and performance of the duties of the holder of this exploration permit.

2.             The permittee’s attention is drawn to the provisions of the Aboriginal Heritage Act, 1972.